QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99.1

i-STAT REPORTS RESULTS FOR THE THIRD QUARTER 2002

        EAST WINDSOR, NJ, October 24, 2002—i-STAT Corporation (Nasdaq: STAT), the leading manufacturer of point-of-care diagnostic systems for blood analysis, today reported net revenues of $14.8 million for the third quarter of 2002, compared with $14.6 million in the same period in 2001.

        Cartridge shipments (a barometer of the technology's acceptance and adoption by users) increased 23.0 percent, to 3.2 million units during the third quarter ended September 30, 2002, from 2.6 million units in the same period in 2001. The Company shipped 3.4 million units during the second quarter ended June 30, 2002. Sales of analyzers, peripheral equipment and services declined by 23.7% during the third quarter over the same period in 2001. The average price of a cartridge sold to distributors during the third quarter of 2002 was $3.36, compared with $3.30 during the second quarter of 2002 and $3.55 in the third quarter of 2001, all primarily functions of the pricing arrangements in the Abbott Laboratories ("Abbott") distribution alliance.

        Gross profit in the third quarter, excluding the write-off of certain production assets, was $5.0 million or 33.6% of net revenues, compared with $3.0 million or 20.7% of net revenues in the third quarter of 2001.

        Charges resulting from the Company's decision not to extend its distribution alliance with Abbott beyond 2003 are being recognized this quarter. Management believes that the Company is capable of meeting these obligations from cash on hand and cash generated from operations after the expiration of the alliance. These payments include a $5.0 million one-time termination fee and $5.0 million for the unrecognized portion of a prepayment from Abbott, both due in December 2003; payments of approximately $2.0 million, for the repurchase of equipment early in 2004 and an estimated $47.0 million in residual payments due in unequal installments at the end of each year from 2004 to 2008. Consequently, the net loss to common shareholders for the three months ended September 30, 2002 of $56.0 million includes a charge of $52.0 million consisting of a termination fee of $5.0 million and an estimate of the cost of residual payments of $47.0 million.

        Additionally, the net loss for the third quarter includes the $1.2 million impact of a decision to abandon certain projects at our production facility in Canada and a charge of $1.0 million arising out of a review of the valuation of intangible assets following changes in the Company's trademark and patent strategies.

        The net loss for the third quarter of 2002 is $56.0 million, or $2.78 per share (basic and diluted), and is after negative accretion of Preferred Stock of $0.1 million and accrued dividends on Preferred Stock of $0.2 million, compared with a net loss to common shareholders of $5.2 million, or $0.27 per share (basic and diluted), for the same period in 2001.

        "Our results for the third quarter are dominated by the cost of ending our distribution agreement with Abbott Laboratories. We are confident that we will meet our obligation to pay these charges over the next six years," said William P. Moffitt, i-STAT president and chief executive officer. "Our business is solid and we have reduced our cash outflow for the quarter to $0.9 million, consistent with our goal, as previously discussed, to use less than $3.0 million in cash during the second half of 2002."

        "We are well underway in implementing our transition plan, led by Bruce Basarab, our new executive vice president of commercial operations, and will be working closely with Abbott through 2003 to assure continued support of our mutual customers, which will also insure continued growth for i-STAT," concluded Mr. Moffitt.

Nine-Month Results

        For the nine months ended September 30, 2002, net revenues increased 6.6 percent to $44.0 million, compared with $41.3 million for the same period in 2001. Cartridge shipments increased

11.2 percent, to 9.3 million units in the first three quarters of 2002, up from 8.4 million units in the same period in 2001.

        Gross profit increased to $9.2 million or 20.9% of net revenues in the first nine months of 2002, compared with $7.1 million or 17.3% of net revenues for the nine months ending September 30, 2001.

        Net loss available to common shareholders for the nine months ended September 30, 2002, was $64.3 million, or $3.21 per share (basic and diluted), after negative accretion of Preferred Stock of $0.3 million and accrued dividends on Preferred Stock of $1.0 million, compared with net loss of $23.3 million, or $1.25 per share (basic and diluted), for the same period in 2001. The net loss for the first nine months of 2002 includes the $1.2 million impact of a decision to abandon certain projects at our production facility in Canada and a charge of $1.0 million arising out of a review of intangible assets following changes in the Company's trademark and patent strategies. The net loss for the nine months ending September 30, 2001 includes an expense of $10.5 million in settlement of the patent infringement litigation with Nova Biomedical Corporation.

        i-STAT Corporation will conduct its third quarter conference call at 10:30 a.m. (EDT) today, October 24, 2002. Participants can access the conference call by dialing 888-238-1551 in the U.S. or 1-973-582-2773 from abroad. Participants may also listen (only) to a live webcast of the conference call at http://www.i-stat.com/investors or a replay of the webcast by going to the Investor Relations section of the Company's web site at http://www.i-stat.com.

        i-STAT Corporation develops, manufactures and markets diagnostic products for blood analysis that provide health care professionals critical diagnostic information accurately and immediately at the point of patient care. Through the use of advanced semiconductor manufacturing technology, established principles of electrochemistry and state-of-the-art computer electronics, i-STAT developed the world's first hand-held automated blood analyzer capable of performing a panel of commonly ordered blood tests on two or three drops of blood in just two minutes at the patient's side.

        Certain statements in this press release may relate to future events and expectations and as such constitute "forward-looking statements," within the meaning of the Private Securities Litigation Reform Act of 1995. The words "believes," "anticipates," "plans," "expects," and similar expressions are intended to identify forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements and to vary significantly from reporting period to reporting period. Such factors include, among others, competition from existing manufacturers and marketers of blood analysis products who have greater resources than the Company, economic and geopolitical conditions affecting the Company's target markets, acts of terrorism, the uncertainty of new product development initiatives, the ability to attract and retain key scientific, technological and management personnel, dependence upon limited sources for product manufacturing components, upon a single manufacturing facility and upon innovative and highly technical manufacturing techniques, market resistance to new products and point-of-care blood diagnosis, inconsistency in customer order patterns, domestic and international regulatory constraints, uncertainties of international trade, pending and potential disputes concerning ownership of intellectual property, availability of capital upon favorable terms and dependence upon and contractual relationships with strategic partners, particularly Abbott Laboratories. In addition, the Company's decision to end its alliance with Abbott Laboratories and resume direct distribution of its products involves additional risks and uncertainties that are difficult to quantify at this time. For example the Company may incur costs or recognize revenues in connection with resuming direct distribution that are greater or lesser, respectively, than anticipated. See additional discussion under "Factors That May Affect Future Results" in the Company's Annual Report on Form 10-K for the year ended December 31, 2001, and other factors detailed from time to time in the Company's other filings with the Securities and Exchange Commission, including the Company's Current Report on Form 8-K filed October 9, 2002.

(Tables Follow)

i-STAT CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

(In thousands of dollars, except share and per share data)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2002	2001	2002	2001
Net revenues:
Related party product sales	$12,764	$11,949	$36,696	$34,193
Third party product sales	1,899	2,462	6,797	6,236
Other related party revenues	175	175	525	525
Other third party revenues	—	—	—	327

Total net revenues	14,838	14,586	44,018	41,281
Cost of products sold	9,855	11,574	34,801	34,145
Write-down of certain production assets	1,217	—	1,217	—
Research and development	1,947	1,877	5,821	5,806
Sales and marketing	2,458	2,215	7,257	6,954
Abbott termination charges	52,000	—	52,000	—
General and administrative	1,335	1,718	4,734	5,222
Write-down of certain intangible assets	1,036	—	1,036	—
Litigation settlement	—	—	—	10,491

Total operating expenses	69,848	17,384	106,866	62,618

Operating loss	(55,010)	(2,798)	(62,848)	(21,337)

Other (expense) income, net	(657)	192	(146)	683

Net loss	(55,667)	(2,606)	(62,994)	(20,654)
Dividends on Preferred Stock	(183)	—	(1,006)	—
Accretion of Preferred Stock	(111)	(2,622)	(334)	(2,622)

Net loss available to Common Stockholders	($55,961)	($5,228)	($64,334)	($23,276)

Basic and diluted net loss per share available to Common Stockholders	($2.78)	($0.27)	($3.21)	($1.25)

Shares used in computing basic and diluted net loss per share available to Common Stockholders	20,117,110	19,306,880	20,061,384	18,618,732

i-STAT CORPORATION
CONSOLIDATED CONDENSED BALANCE SHEETS

(In thousands of dollars, except share and per share data)
(unaudited)

	September 30, 2002	December 31, 2001
ASSETS
Current assets:
Cash and cash equivalents	$27,586	$43,112
Accounts receivable, net	405	546
Accounts receivable from related party, net	6,688	—
Inventories	13,287	13,393
Prepaid expenses and other current assets	897	1,924

Total current assets	48,863	58,975
Plant and equipment, net of accumulated depreciation of $34,857 in 2002 and $31,151 in 2001	12,599	14,964
Other assets	1,067	1,950

Total assets	$62,529	$75,889

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$2,728	$2,662
Accounts payable to related party, net	—	2,673
Accrued expenses	4,398	4,896
Deferred revenue—related party, current	42	662

Total current liabilities	7,168	10,893
Long-term liability—related party, non-current	57,019	5,058

Total liabilities	64,187	15,951

Series D Redeemable Convertible Preferred Stock, liquidation value $31,977	27,471	25,334
Stockholders' equity:
Preferred Stock, $0.10 par value, 7,000,000 shares authorized:
Series A Junior Participating Preferred Stock, $0.10 par value, 1,500,000 shares authorized; none issued	—	—
Series C Convertible Preferred Stock, $0.10 par value, 25,000 shares authorized; none issued	—	—
Common Stock, $0.15 par value, 50,000,000 shares authorized: 20,157,927 and 20,107,483 shares issued, and 20,117,110 and 20,066,666 shares outstanding in 2002 and 2001, respectively	3,024	3,016
Treasury Stock, at cost, 40,817 shares	(750)	(750)
Additional paid-in capital	253,520	255,442
Unearned compensation	—	(55)
Loan to officer, net	(174)	(417)
Accumulated deficit	(283,179)	(220,185)
Accumulated other comprehensive loss	(1,570)	(2,447)

Total stockholders' equity	(29,129)	34,604

Total liabilities and stockholders' equity	$62,529	$75,889

QuickLinks

i-STAT REPORTS RESULTS FOR THE THIRD QUARTER 2002
i-STAT CORPORATION CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS (In thousands of dollars, except share and per share data) (unaudited)
i-STAT CORPORATION CONSOLIDATED CONDENSED BALANCE SHEETS (In thousands of dollars, except share and per share data) (unaudited)